Exhibit 10.1
Aurora Innovation, Inc.
Change in Control and Severance Policy
Effective as of August 14, 2023 (the “Effective Date”)
This Change in Control and Severance Policy (the “Policy”) is designed to provide certain protections to a select group of key employees of Aurora Innovation, Inc. (“Aurora” or the “Company”) or any of its subsidiaries, as applicable (the “Company Group”) in connection with a change in control of Aurora or in connection with the involuntary termination of their employment under the circumstances described in this Policy. The Policy is designed to be an “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and this document is both the formal plan document and the required summary plan description for the Policy. For all purposes under the Policy, the term “Company” will include any successor to the Company’s business and/or assets which becomes bound by the terms of the Policy by operation of law, or otherwise.
Term: This Policy will have an initial term of three years commencing on the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date and each anniversary thereafter, this Policy will renew automatically for additional one year terms (each an “Additional Term”), unless the Company provides each Eligible Employee written notice of non-renewal at least 60 days prior to the date of automatic renewal. Notwithstanding the foregoing provisions, if (a) a Change in Control occurs when there are fewer than 12 months remaining during the Initial Term or an Additional Term, the term of this Policy will extend automatically through the date that is 12 months following the effective date of the Change in Control, or (b) if an initial occurrence of an act or omission by the Company constituting the grounds for Good Reason (as defined below) has occurred (the “Initial Grounds”), and the expiration date of the Cure Period (as defined below) with respect to such Initial Grounds could occur following the expiration of the Initial Term or an Additional Term, then the term of this Policy with respect to an Eligible Employee with Initial Grounds will extend automatically through the date that is 30 days following the expiration of such cure period, but such extension of the term shall only apply with respect to the Initial Grounds. If an Eligible Employee becomes entitled to benefits under this Policy during the term of this Policy, the Policy will not terminate until all of the obligations of the parties hereto with respect to this Policy have been satisfied. For clarity, an election by the Company not to renew this Policy for an Additional Term will not be deemed to be a termination of an Eligible Employee’s employment without Cause or grounds for a resignation for Good Reason and, accordingly, Eligible Employees will not be eligible for severance benefits set forth herein as a result of such an election.
Eligible Employee: An individual is only eligible for protection under this Policy if he or she is an Eligible Employee and complies with its terms (including any terms in the employee’s Participation Agreement (as defined below)). To be an “Eligible Employee,” an individual must be an employee of a member of the Company Group and must (a) have been designated by the Compensation Committee of the Board (the “Compensation Committee”) as eligible to participate in the Policy and (b) have executed a participation agreement in the form attached hereto as Exhibit A (a “Participation Agreement”).
Policy Benefits: An Eligible Employee will be eligible to receive the payments and benefits set forth in this Policy and his or her Participation Agreement if his or her employment with a member of the Company Group terminates as a result of a Qualified Termination. The amount and terms of any Equity Vesting, Salary Severance, Bonus Severance, and COBRA Payment that an Eligible Employee may receive on his or her Qualified Termination will depend on whether his or her Qualified Termination is a CIC Qualified Termination or a Non-CIC Qualified Termination. All benefits under this Policy payable on a Qualified Termination will be subject to the Eligible Employee’s compliance with the Release Requirement and any timing modifications required to avoid adverse taxation under Section 409A.
Equity Vesting: On a Qualified Termination, the applicable percentage (set forth in an Eligible Employee’s Participation Agreement) of the then-unvested shares subject to each of the Eligible Employee’s then-outstanding time-based equity awards will immediately vest and, in the case of options and stock appreciation rights, will become exercisable. In the case of equity awards subject to performance-based vesting, the treatment of such awards upon a change in control and/or a termination of employment shall be set forth in the individual performance-based award agreement.
Salary Severance: On a Qualified Termination, an Eligible Employee will be eligible to receive salary severance payment(s) equal to the applicable percentage (set forth in his or her Participation

Agreement) of his or her Annual Base Salary (as defined below). The Eligible Employee’s salary severance payment(s) will be paid in cash at the time(s) specified in his or her Participation Agreement.
Target Bonus Severance: On a Qualified Termination, an Eligible Employee will be eligible to receive target bonus severance payment(s) with respect to his or her annual target bonus in the amount set forth in his or her Participation Agreement. The Eligible Employee’s target bonus severance payment(s) will be paid in cash at the time(s) specified in his or her Participation Agreement.
COBRA Payment: Upon a Qualified Termination, if an Eligible Employee makes a valid election under COBRA to continue his or her health coverage, the Company will pay or reimburse the Eligible Employee for the cost of such continuation coverage for the Eligible Employee and any eligible dependents that were covered under the Company’s health care plans immediately prior to the date of his or her eligible termination until the earliest of (a) the end of the applicable period set forth in the Eligible Employee’s Participation Agreement, (b) the date upon which the Eligible Employee and/or the Eligible Employee’s eligible dependents become covered under similar plans or (c) the date upon which the Eligible Employee ceases to be eligible for coverage under COBRA (the “COBRA Coverage”).
Death of Eligible Employee: If the Eligible Employee dies before all payments or benefits he or she is entitled to receive under this Policy have been paid, such unpaid amounts will be paid to his or her designated beneficiary, if living, or otherwise to his or her personal representative in a lump-sum payment as soon as possible following his or her death.
Recoupment: If the Company discovers after the Eligible Employee’s receipt of payments or benefits under this Policy that grounds for the termination of the Eligible Employee’s employment for Cause existed, then the Eligible Employee will not receive any further payments or benefits under this Policy and, at the Company’s discretion and to the extent permitted under applicable laws, will be required to repay to the Company any payments or benefits he or she received under the Policy (or any financial gain derived from such payments or benefits).
Release: The Eligible Employee’s receipt of any severance payments or benefits upon his or her Qualified Termination under this Policy is subject to the Eligible Employee signing and not revoking the Company’s then-standard separation agreement and release of claims (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Eligible Employee’s Qualified Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Eligible Employee will forfeit any right to severance payments or benefits under this Policy. In no event will severance payments or benefits under the Policy be paid or provided until the Release actually becomes effective and irrevocable. Notwithstanding any other payment schedule set forth in this Policy or the Eligible Employee’s Participation Agreement, none of the severance payments and benefits payable upon such Eligible Employee’s Qualified Termination under this Policy will be paid or otherwise provided prior to the 60th day following the Eligible Employee’s Qualified Termination. Except as otherwise set forth in an Eligible Employee’s Participation Agreement or to the extent that payments are delayed under the paragraph below entitled “Section 409A,” on the first regular payroll pay day following the 60th day following the Eligible Employee’s Qualified Termination, the Company will pay or provide the Eligible Employee the severance payments and benefits that the Eligible Employee would otherwise have received under this Policy on or prior to such date, with the balance of such severance payments and benefits being paid or provided as originally scheduled.
Section 409A: The Company intends that all payments and benefits provided under this Policy or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated thereunder (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with this intent. No payment or benefits to be paid to an Eligible Employee, if any, under this Policy or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until such Eligible Employee has a “separation from service” within the meaning of Section 409A. If, at the time of the Eligible Employee’s termination of employment, the Eligible Employee is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Eligible Employee will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following his or her termination of employment. The Company reserves the right to amend the Policy as it deems necessary or advisable, in its sole discretion and without the consent of any Eligible Employee or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Policy is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will the Company reimburse any Eligible Employee for any taxes that may be imposed on him or her as a result of Section 409A.
Parachute Payments:
Reduction of Severance Benefits. Notwithstanding anything set forth herein to the contrary, if any payment or benefit that an Eligible Employee would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Eligible Employee’s equity awards unless the Eligible Employee elects in writing a different order for cancellation. The Eligible Employee will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Policy, and the Eligible Employee will not be reimbursed by the Company for any such payments.
Determination of Excise Tax Liability. The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments. The Company will request that such firm provide detailed supporting calculations both to the Company and the Eligible Employee prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to the Eligible Employee at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Eligible Employee will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any such determination by the firm will be binding upon the Company and the Eligible Employee, and the Company will have no liability to the Eligible Employee for the determinations of the firm.
Administration: The Policy will be administered by the Compensation Committee or its delegate (in each case, an “Administrator”). The Administrator will have full discretion to administer and interpret the Policy. Any decision made or other action taken by the Administrator with respect to the Policy and any interpretation by the Administrator of any term or condition of the Policy, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator is the “plan administrator” of the Policy for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.
Attorneys Fees: The Company and each Eligible Employee will bear their own attorneys’ fees incurred in connection with any disputes between them.

Exclusive Benefits: Except as may be set forth in an Eligible Employee’s Participation Agreement, this Policy is intended to be the only agreement between the Eligible Employee and the Company regarding any change in control or severance payments or benefits, including any acceleration of equity, to be paid to the Eligible Employee on account of a termination of employment whether unrelated to, concurrent with, or following, a Change in Control. Accordingly, by executing a Participation Agreement, an Eligible Employee hereby forfeits and waives any rights to any severance or change in control benefits set forth in any employment agreement, offer letter, and/or equity award agreement, except as set forth in this Policy and in the Eligible Employee’s Participation Agreement.
Tax Withholding: All payments and benefits under this Policy will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local and/or foreign taxes required to be withheld therefrom and any other required payroll deductions. The Company will not pay any Eligible Employee’s taxes arising from or relating to any payments or benefits under this Policy.
Amendment or Termination: The Board or the Compensation Committee may amend or terminate the Policy at any time, without advance notice to any Eligible Employee or other individual. Notwithstanding the preceding, no amendment or termination of the Policy will be made if such amendment or reduction would reduce the benefits provided hereunder or impair an Eligible Employee’s eligibility under the Policy (unless the affected Eligible Employee consents to such amendment or termination), except that the Board or the Compensation Committee may unilaterally and without consent of any Eligible Employee make any such amendments that are necessary or appropriate to comply with applicable laws. For clarity, an action by the Administrator not to renew the Policy in accordance with the Term provision above will not be an action that requires an Eligible Employee’s consent, but a termination of the Policy will be subject to the constraints of the previous sentence. Any action to amend or terminate the Policy will be taken in a non-fiduciary capacity.
Claims Procedure: Any Eligible Employee who believes he or she is entitled to any payment under the Policy may submit a claim in writing to the Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice will also describe any additional information needed to support the claim and the Policy’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.
Appeal Procedure: If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of the decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice will also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.
Successors: Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Policy and agree expressly to perform the obligations under the Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

Applicable Law: The provisions of the Policy will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of California (but not its conflict of laws provisions).
Definitions: Unless otherwise defined in an Eligible Employee’s Participation Agreement, the following terms will have the following meanings for purposes of this Policy and the Eligible Employee’s Participation Agreement:
“Annual Base Salary” means the Eligible Employee’s annual base salary as in effect immediately prior to his or her Qualified Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Eligible Employee’s annual base salary in effect immediately prior to such reduction) or, if the Eligible Employee’s Qualified Termination is a CIC Qualified Termination and such amount is greater, at the level in effect immediately prior to the Change in Control.
“Board” means the Board of Directors of the Company.
“Cause” means (i) an act of fraud or material dishonesty made by Eligible Employee in connection with Eligible Employee’s responsibilities as an employee; (ii) Eligible Employee’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or embezzlement; (iii) Eligible Employee’s gross misconduct; (iv) Eligible Employee’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Eligible Employee owes an obligation of nondisclosure as a result of Eligible Employee’s relationship with the Company; (v) Eligible Employee’s willful breach of any obligations under any written agreement or covenant with the Company; (vi) Eligible Employee’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Eligible Employee’s cooperation; or (vii) Eligible Employee’s continued failure to perform Eligible Employee’s employment duties after Eligible Employee has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Eligible Employee has not substantially performed his or her duties and has failed to cure such non-performance to the Company’s satisfaction within 30 days after receiving such notice.
“Change in Control” shall have the meaning ascribed to such term in the Company’s 2021 Equity Incentive Plan.
“Change in Control Period” will mean the period beginning upon the occurrence of a Change in Control and ending 12 months following a Change in Control.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Disability” means the total and permanent disability as defined in Section 22(e)(3) of the Code unless the Company maintains a long-term disability plan at the time of the Eligible Employee’s termination, in which case, the determination of disability under such plan also will be considered “Disability” for purposes of this Policy.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Good Reason” means the Eligible Employee’s termination of his or her employment in accordance with the next sentence after the occurrence of one or more of the following events without the Eligible Employee’s express written consent: (a) a material reduction of the Eligible Employee’s duties, authorities, or responsibilities relative to the Eligible Employee’s duties, authorities, or responsibilities in effect immediately prior to such reduction; (b) a material reduction by the Company Group in the Eligible Employee’s rate of annual base salary; provided, however, that, a one-time reduction of annual base salary of not more than 10% that also applies to substantially all other similarly situated executives of the Company Group will not constitute “Good Reason”; (c) a material change in the geographic location of the Eligible Employee’s primary work facility or location (which primary work facility or location shall include an Eligible Employee’s permanent residence, as reflected in the Company Group’s records immediately prior to the Change in Control, if such Eligible Employee is approved to work remotely) that is requested or initiated by the Company Group; provided, that a relocation of less than 50 miles from the Eligible Employee’s then present location will not be considered a material change in geographic location or (d) the failure of a successor to assume the obligations under this Policy. In order for the Eligible Employee’s termination of his or her employment to be for Good Reason, the Eligible Employee must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and the Eligible Employee must terminate his or her employment within 30 days following the Cure Period.
“Qualified Termination” means a termination of the Eligible Employee’s employment:
(i) either (A) by a member of the Company Group other than for Cause, death, or Disability or (B) by the Eligible Employee for Good Reason, in either case, during the Change in Control Period (a “CIC Qualified Termination”) or
(ii) outside of the Change in Control Period by the Company other than for Cause, death, or Disability (a “Non-CIC Qualified Termination”).
Additional Information:
    Plan Name:                Aurora Innovation, Inc. Change in Control and Severance Policy
    Plan Sponsor:    Aurora Innovation, Inc.
1654 Smallman St.
Pittsburgh, PA 15222

    Identification Numbers:    501
    Plan Year:    Company’s Fiscal Year
    Plan Administrator:    Aurora Innovation, Inc.
        Attention: Plan Administrator of the Aurora Innovation, Inc. Change in Control and Severance Policy
1654 Smallman St.
Pittsburgh, PA 15222

    Agent for Service of
    Legal Process:    Aurora Innovation, Inc.
        Attention: General Counsel
1654 Smallman St.
Pittsburgh, PA 15222
        Service of process may also be made upon the Plan Administrator.
    Type of Plan    Severance Plan/Employee Welfare Benefit Plan
    Plan Costs    The cost of the Policy is paid by the Company.

Statement of ERISA Rights:
Eligible Employees have certain rights and protections under ERISA:
They may examine (without charge) all Policy documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Policy’s annual report (Internal Revenue Service Form 5500). These documents are available for review in the Company’s Human Resources Department.
They may obtain copies of all Policy documents and other Policy information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.
In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Policy. The people who operate the Policy (called “fiduciaries”) have a duty to do so prudently and in the interests of Eligible Employees. No one, including the Company or any other person, may fire or otherwise discriminate against an Eligible Employee in any way to prevent them from obtaining a benefit under the Policy or exercising rights under ERISA. If an Eligible Employee’s claim for a severance benefit is denied, in whole or in part, they must receive a written explanation of the reason for the denial. An Eligible Employee has the right to have the denial of their claim reviewed. (The claim review procedure is explained above.)
Under ERISA, there are steps Eligible Employees can take to enforce the above rights. For instance, if an Eligible Employee requests materials and does not receive them within 30 days, they may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay the Eligible Employee up to $110 a day until they receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If an Eligible Employee has a claim which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court. If it should happen that an Eligible Employee is discriminated against for asserting their rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.
In any case, the court will decide who will pay court costs and legal fees. If the Eligible Employee is successful, the court may order the person sued to pay these costs and fees. If the Eligible Employee loses, the court may order the Eligible Employee to pay these costs and fees, for example, if it finds that the claim is frivolous.
If an Eligible Employee has any questions regarding the Policy, please contact the Plan Administrator. If an Eligible Employee has any questions about this statement or about their rights under ERISA, they may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. An Eligible Employee may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

EXHIBIT A

Change in Control and Severance Policy
Participation Agreement

This Participation Agreement (“Agreement”) is made and entered into by and between [ELIGIBLE EMPLOYEE] on the one hand, and Aurora Innovation, Inc. (the “Company”) on the other.
You have been designated as eligible to participate in the Policy, a copy of which is attached hereto, under which you are eligible to receive the following severance payments and benefits upon a Qualified Termination, subject to the terms and conditions of the Policy.
Non-CIC Qualified Termination
If your Qualified Termination is a Non-CIC Qualified Termination, you will be entitled to the following benefits, subject to your compliance with the Policy:

●Salary Severance: You will receive 50% of your Annual Base Salary. This amount will be payable in equal installments over 6 months in accordance with the Company’s regular payroll procedures.
●COBRA Payment: The Company shall pay or reimburse you for your COBRA continuation coverage for up to 6 months.
CIC Qualified Termination
If your Qualified Termination is a CIC Qualified Termination, you will be entitled to the following benefits, subject to your compliance with the Policy:

●Equity Vesting: Your equity vesting benefit will be 100%.
●Salary Severance: You will receive 100% of your Annual Base Salary. This amount will be payable in a single lump-sum.
●Target Bonus Severance: You will receive a lump-sum payment equal to 100% of your target annual bonus as in effect for the fiscal year in which your Qualified Termination occurs, pro-rated for the number of full months of your employment for the year of termination.
●COBRA Payment: The Company shall pay or reimburse you for your COBRA continuation coverage for up to 12 months.

Other Provisions
    You agree that the Policy and the Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any severance and/or change in control provisions of any offer letter, employment agreement, or equity award agreement entered into between you and the Company (an “Existing Right”). Notwithstanding the previous sentence, if this Policy is non-renewed or terminated by its terms, then any Existing Right that was otherwise superseded by the Policy will become effective once again upon this Policy no longer being effective.

    This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer effective as of the last date set forth below.
AURORA INNOVATION, INC.                        ELIGIBLE EMPLOYEE

By:                                     Signature:
Date:                                      Date:

[Signature Page of the Participation Agreement]